Exhibit 3.1

     The following is a verbatim excerpt of an amendment to the by-laws of Smart Games Interactive, Inc. adopted by unanimous consent of the board of directors on March 30, 2000.

     "RESOLVED FURTHER, that Article II, Section 2 of the Corporation's By-laws be and is hereby amended to read in its entirety as follows:

     Section 2. Number, Method of Election Terms of Office of Directors. The total number of Directors constituting the entire Board of Directors shall be not less than one (1) nor more than nine (9), with the then-authorized number of Directors being fixed from time to time solely by or pursuant to a resolution passed by the Board of Directors, provided, however, that the total number of Directors shall be not less than three (3) during any period when the total stockholders' equity of the Corporation exceeds $100,000. Each Director shall hold office until he resigns from office, is removed from office by the affirmative vote of the holders of a majority in interest of the Corporation's common stock or his successor is elected and qualified."